Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273319

Prospectus

13,218,453 Common Shares

This prospectus relates to the offer and sale from time to time of up to 13,218,453 of our common shares (the “Shares”) by the selling securityholders listed in the section of this prospectus entitled “Selling Securityholders” (the “Selling Securityholders”). The Shares were issued to the Selling Securityholders (i) on May 17, 2022 and May 25, 2022 pursuant to an Option Agreement, dated as of May 17, 2022, by and among us, Canopy Oak LLC (“Canopy Oak”), Lemurian, Inc., a California corporation (“Lemurian”), and the other parties thereto (the “Primary Option Agreement”); (ii) on May 17, 2022 pursuant to an Option Agreement, dated as of May 17, 2022, by and among Canopy Oak and the other parties thereto (the “Secondary Option Agreement”); and (iii) on November 4, 2022 and March 17, 2023 pursuant to the Third Amendment to Tax Receivable Agreement (the “TRA Amendment”), dated as of October 24, 2022, by and among us, Canopy USA, LLC, a Delaware limited liability company (“Canopy USA”), Acreage Holdings America, Inc., a Nevada Corporation, High Street Capital Partners, LLC, a Delaware limited liability company (“HSCP”), and certain members of HSCP. The Primary Option Agreement, the Secondary Option Agreement and the TRA Amendment are collectively referred to herein as the “Agreements.”

Our registration of the Shares covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Shares. The Selling Securityholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 11 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Securityholders.

You should read this prospectus carefully before you invest in the Securities.

Investing in our common shares (“Common Shares”) involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” beginning on page 29 of our Annual Report on Form 10-K for the year ended March 31, 2023 (the “Annual Report”), which is incorporated by reference in this prospectus, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the Securities and Exchange Commission (the “SEC”) and with applicable Canadian securities regulators, and which we incorporate into this prospectus by reference. See also “Risk Factors” beginning on page 6 of this prospectus.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “WEED” and on the Nasdaq Global Select Market under the symbol “CGC.” On July 27, 2023, the closing price of our Common Shares on the Nasdaq Global Select Market was US$0.41 per share.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2023

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this prospectus to “Canopy Growth,” the “Company,” “we,” “us” and “our” mean Canopy Growth Corporation and its consolidated subsidiaries and partnerships.

You should carefully read this prospectus and any prospectus supplement or free writing prospectus that we may authorize for use, together with the additional information described under the heading “Where You Can Find More Information.” This prospectus does not contain all of the information set forth in the registration statement we have filed with the SEC of which this prospectus forms a part, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement of which this prospectus forms a part and the exhibits to the registration statement for further information with respect to us and the Common Shares.

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making offers to sell the Common Shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should assume that the information appearing in this prospectus and any prospectus supplement or free writing prospectus that we may authorize for use is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars, references to “dollars,” “$” or “US$” are to United States dollars and all references to “C$” are to Canadian dollars. Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless otherwise indicated, all financial information included or incorporated by reference in this prospectus is determined using U.S. generally accepted accounting principles.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a website at www.canopygrowth.com that contains information concerning us. The information contained or referred to on our website is not part of, or incorporated by reference into, this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the SEC on June 22, 2023; and

•

Our Current Reports on Form 8-K, filed with the SEC on April 6, 2023, April  14, 2023, May  10, 2023, May  22, 2023, June  2, 2023, June  27, 2023, July  3, 2023 (excluding information under Item 7.01), July  14, 2023 (accepted 06:30:18) and July 14, 2023 (accepted 16:59:00) (excluding information under Item 7.01).

If requested orally or in writing, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario, Canada K7A 0A8

(855) 558-9333

Attention: Chief Legal Officer

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act and other applicable securities laws, which involve certain known and unknown risks and uncertainties. In addition to the cautionary statement below, with respect to forward-looking statements contained in the documents incorporated by reference herein, prospective purchasers should refer to “Special Note Regarding Forward-Looking Statements” in the most recent Annual Report on Form 10-K of the Company.

Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and the performance of our investments. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “strategy,” “estimate,” “expect,” “project,” “projections,” “forecasts,” “plans,” “seeks,” “anticipates,” “potential,” “proposed,” “will,” “should,” “could,” “would,” “may,” “likely,” “designed to,” “foreseeable future,” “believe,” “scheduled” and other similar expressions. Our actual results or outcomes may differ materially from those anticipated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such forward-looking statements, except as required by law. The forward-looking statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein or made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

You should read carefully the risk factors described in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

THE COMPANY

We are a world-leading cannabis and consumer packaged goods (“CPG”) company which produces, distributes, and sells a diverse range of cannabis, hemp, and CPG products. Our cannabis products are principally sold for adult-use and medical purposes under a portfolio of distinct brands in Canada pursuant to the Cannabis Act, SC 2018, c 16, and globally pursuant to applicable international and Canadian legislation, regulations, and permits. Our other product offerings, which are sold by our subsidiaries in jurisdictions where it is permissible to do so, include (i) Storz & Bickel vaporizers; (ii) BioSteel Sports Nutrition Inc. sports nutrition beverages, hydration mixes, proteins and other specialty nutrition products; and (iii) This Works Products Ltd. beauty, skincare, wellness and sleep products. Our core operations are in Canada, the United States and Germany.

The Company’s principal executive offices are located at 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8. Our Common Shares are listed for trading on the TSX under the symbol “WEED” and the Nasdaq Global Select Market under the symbol “CGC.” The Company maintains a website at www.canopygrowth.com. The information on, or otherwise accessible through, our website does not constitute a part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Issuer	Canopy Growth Corporation

Common Shares Offered by the Selling Securityholders	13,218,453

Use of Proceeds	We will not receive any proceeds from the sale of Shares by the Selling Securityholders.

Market for Common Shares	Our Common Shares are listed on the TSX under the symbol “WEED” and on the Nasdaq Global Select Market under the symbol “CGC.”

Risk Factors	Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before deciding to invest in our Common Shares.

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors described under “Item 1A Risk Factors” in our Annual Report on Form 10-K, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the Common Shares being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the sections titled “Special Note Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Shares by the Selling Securityholders.

The Selling Securityholders will pay any underwriting fees, discounts and commissions attributable to the sale of the Shares and any similar expenses it incurs in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our legal counsel and accountants in connection with the registration of the Shares covered by this prospectus.

DESCRIPTION OF COMMON SHARES

General

The following description of our Common Shares is a summary and does not purport to be complete. It is based on and qualified in its entirety by reference to our articles of incorporation, as amended (the “Articles of Incorporation”) and our by-laws, as amended (the “By-laws”), each of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Articles of Incorporation and our By-laws for additional information.

Common Shares

Authorized Capital Shares: Our authorized capital shares consists of an unlimited number of Common Shares. As of July 14, 2023, there were an aggregate of 716,962,039 Common Shares issued and outstanding. The primary trading markets of exchange for our Common Shares are the Nasdaq Global Select Market and the TSX, under the trading symbols “CGC” and “WEED,” respectively.

Voting Rights: Holders of our Common Shares are entitled to receive notice of and to attend all meetings of shareholders to be convened by Canopy Growth. Each holder of our Common Shares is entitled to one vote per Common Share held on all matters voted on by the shareholders, either in person or by proxy. At any meeting of shareholders, every matter brought before such meeting shall, unless otherwise required by our Articles of Incorporation, By-laws or by applicable law, be determined by the affirmative vote of the majority of the votes cast on the matter. Our Common Shares do not have cumulative voting rights.

Dividends and Liquidation Rights: Holders of Common Shares are entitled to receive dividends, if any, as may be declared by our board of directors in its discretion, out of funds legally available for the payment of dividends. Holders of Common Shares are entitled to share ratably in all assets of Canopy Growth legally available for distribution to holders of Common Shares in the event of liquidation, dissolution or winding-up of Canopy Growth, whether voluntary or involuntary.

Other Rights and Preferences: There are no sinking fund, preemptive, conversion, redemption or exchange rights attached to our Common Shares.

Transfer Agent and Registrar: The transfer agent and registrar for our Common Shares is Odyssey Trust Company. The transfer agent and registrar’s address is United Kingdom Building, 350 – 409 Granville Street, Vancouver BC V6C 1T2, and its telephone number is (888) 290-1175.

SELLING SECURITYHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Securityholders” include the selling securityholders listed below and donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling securityholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Securityholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 13,218,453 of our Common Shares. The Shares were issued to the Selling Securityholders (A) (i) on May 17, 2022 and May 25, 2022 pursuant to the Primary Option Agreement; and (ii) on May 17, 2022 pursuant to the Secondary Option Agreement, pursuant to which Canopy USA has the right, upon federal permissibility of tetrahydrocannabinol (“THC”) in the United States, to acquire up to 100% of the outstanding capital stock of Lemurian; and (B) on November 4, 2022 and March 17, 2023 pursuant to the TRA Amendment, pursuant to which Canopy USA agreed to cause us to issue Shares with a value of approximately US$30.5 million, in two separate installments, to certain unitholders of HSCP in order to reduce a potential liability of approximately US$92.5 million pursuant to HSCP’s amended tax receivable agreement. Pursuant to the Agreements, we agreed to register for resale the Common Shares that we issue thereunder. The Shares were issued to the Selling Securityholders in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.

The Shares to be offered by the Selling Securityholders pursuant to this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Securityholders the opportunity to sell the Shares publicly. The registration of the Shares does not require that any of the Shares be offered or sold by the Selling Securityholders.

No estimate can be given as to the amount or percentage of Common Shares that will be held by the Selling Securityholders after any sales of Shares are made pursuant to this prospectus because the Selling Securityholders are not required to sell any of the Shares being registered hereunder. The table below assumes that the Selling Securityholders will sell all of the Shares listed in this prospectus and that they do not purchase additional Common Shares.

Unless otherwise indicated in the footnotes to the table below, no Selling Securityholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared the table below based on written representations and information furnished to us by or on behalf of the Selling Securityholders. Since the date on which the Selling Securityholders provided this information, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of the Common Shares in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes to the table below, we believe that (1) none of the Selling Securityholders are broker-dealers or affiliates of a broker-dealer, (2) no Selling Securityholder has direct or indirect agreements or understandings with any person to distribute their Shares, and (3) the Selling Securityholders have sole voting and investment power with respect to all Shares beneficially owned, subject to applicable community property laws. To the extent any Selling Securityholder is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Securityholders may change over time. Any changed information will be set forth in amendments or supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our Common Shares held, as of July 14, 2023, by the Selling Securityholders and the number of Shares being offered hereby and information with respect to Common Shares to be beneficially owned by the Selling Securityholders after completion of this offering. The percentages in the following table reflect the Common Shares beneficially owned by the Selling Securityholders as a percentage of the total number of Common Shares outstanding as of July 14, 2023. As of such date, 716,962,039 Common Shares were outstanding.

	Total Number of Common Shares Beneficially Owned Prior to the Offering(1)		Maximum Number of Common Shares that may be Offered Pursuant to this Prospectus	Common Shares Beneficially Owned After this Offering(1)(2)
Name	Number	Percentage		Number	Percentage
George Michael Allen	112,341	*	112,341	—	—
Devin Binford	1,868,207	*	1,868,207	—	—
James Doherty	159,526	*	159,526	—	—
Glen S. Leibowitz	239,419	*	239,419	—	—
Kevin P. Murphy	7,345,689	1.0%	7,345,689	—	—
Christopher William Tolford	504,810	*	504,810	—	—
Melvin A. Yellin	1,496,045	*	1,496,045	—	—
Blue Dream IX LLC(3)	70,979	*	70,979	—	—
Christian Yegen	210,273	*	210,273	—	—
Christopher Yegen	23,743	*	23,743	—	—
Dushyant Mehra	21,295	*	21,295	—	—
Himanshu Mehra	7,099	*	7,099	—	—
Itzhak Gershoni	52,460	*	52,460	—	—
Jerome Brenner	14,196	*	14,196	—	—
JML Family Trust dated February 28, 2018(4)	16,647	*	16,647	—	—
Yoav Barlev	51,387	*	51,387	—	—
VCo Ventures LLC(5)	983,989	*	983,989	—	—
Vinay Vaswani	36,263	*	36,263	—	—
Eric Metz	2,451	*	2,451	—	—
Elan Gershoni	1,634	*	1,634	—	—
TOTAL	13,218,453	1.8%	13,218,453	—	—

*	Represents less than 1% of the issued and outstanding Common Shares.
(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In computing the number of Common Shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of July 14, 2023) are deemed outstanding. Common Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Securityholders dispose of all of the Common Shares covered by this prospectus and does not acquire beneficial ownership of any additional Common Shares. The registration of these Common Shares does not necessarily mean that the Selling Securityholders will sell all or any portion of the Common Shares covered by this prospectus.

(3)

Blue Dream IX LLC is governed by a three-member board of managers, consisting of Greg Hersly, Marc Gare and Chris Mayle. As such, Greg Hersly, Marc Gare and Chris Mayle share power and authority to vote and dispose of the securities held of record by Blue Dream IX LLC.

(4)

Jonathan Littrell is the Trustee of the JML Family Trust dated February 28, 2018 and has the power and authority to vote and dispose of the securities held of record by the JML Family Trust dated February 28, 2018.

(5)	Agustin Huneeus, Jr. is the Managing Member of VCo Ventures LLC and has the power and authority to vote and dispose of the securities held of record by VCo Ventures LLC.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of the Shares by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Shares. We will bear all costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus.

The Selling Securityholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting fees, discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of Shares. These sales may be effected in transactions, which may involve cross or block transactions. The Selling Securityholders may use one or more of the following methods when disposing of the Shares or interests therein:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	through the distribution of the Shares by the Selling Securityholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	in sales pursuant to Rule 144 under the Securities Act;

•	whereby broker-dealers may agree with the Selling Securityholders to sell a specified number of such Shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

If the Selling Securityholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Securityholders may also sell the Shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed Common Shares in connection with such short sales. The Selling Securityholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders, individually and not severally, and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states of the United States, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states of the United States, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The aggregate proceeds to the Selling Securityholders from the sale of the Shares offered will be the purchase price of the Shares less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. There can be no assurance that any Selling Securityholders will sell any or all of the Shares registered hereunder.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Shares pursuant to the applicable Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a Selling Securityholder will pay all underwriting fees, discounts or commissions attributable to the sale of the Shares or any legal fees and expenses of counsel to the Selling Securityholders, if any. We may be indemnified by the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by the Selling Securityholder specifically for use in this prospectus.

Once sold hereunder, the Shares will be freely tradable in the hands of persons, other than our affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of the Company

The following table sets forth information, based on data provided to us or filed with the SEC, with respect to beneficial ownership of our Common Shares as of June 30, 2023 for:

•	all persons known by us to own beneficially more than 5% of our issued and outstanding Common Shares;

•	each of our “named executive officers” as such term is defined under the rules of the SEC;

•	each of our directors; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities that a person has the right to acquire beneficial ownership within 60 days. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to the Common Shares beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned		Percent of Class(2)
Greater than 5% Shareholders
CBI Group (as defined below)	311,244,711	(3)	40.6%
Directors and Named Executive Officers
Judy A. Schmeling	55,939	(4)	*
Robert L. Hanson	3,367	(5)	*
David Klein	1,860,510	(6)	*
David Lazzarato	17,170	(7)	*
Garth Hankinson	—		—
James A. Sabia	1,500	(8)	*
Theresa Yanofsky	21,281	(9)	*
Judy Hong	165,000	(10)	*
Christelle Gedeon	87,387	(11)	*
Current Directors and Executive Officers as a Group (9 persons)	2,324,355		*

*	Less than 1%.
(1)	Except as otherwise indicated, the address for each shareholder listed is c/o Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8.
(2)

The percentages above are based on 626,727,549 Common Shares outstanding as of June 30, 2023. In accordance with the rules of the SEC, Common Shares that may be issued upon the exercise of or vesting of derivative securities (such as a stock options or of restricted stock units) within 60 days of June 30, 2023 are deemed to be beneficially owned by the person holding such stock options or restricted stock units and are treated as outstanding for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(3)

Consists of 66,999,258 Common Shares held by Greenstar Canada Investment Limited Partnership (“Greenstar”), 104,500,000 Common Shares held by CBG Holdings LLC (“CBG”) and 139,745,453 Share purchase warrants held by CBG that are exercisable within 60 days of June 30, 2023. According to the Schedule 13D/A (Amendment No. 10) (“13D/A#10”) filed with the SEC on April 17, 2023 by CBG, Greenstar II LLC (“GII”), Greenstar II Holdings LLC (“GIIH”), Greenstar, Greenstar Canada Investment Corporation (“GCIC”), Constellation Brands Canada Holdings ULC (“CBCH ULC”), Constellation Capital

LLC (“CC LLC”), Constellation International Holdings Limited (“CIHL”) and Constellation Brands, Inc. (“CBI”), each of Greenstar, GCIC, CBCH ULC, CC LLC and CIHL has shared voting and dispositive power over 66,999,258 Common Shares and CBI has shared voting and dispositive power over 311,244,711 Common Shares. Pursuant to the Consent Agreement, CBG is expected to surrender for cancellation the warrants held by CBG to purchase 139,745,453 Common Shares. Other than information relating to the percentage of beneficial ownership of CBI and its affiliates (collectively, the “CBI Group”), the foregoing information is based solely on the information provided in 13D/A#10. This beneficial owner’s address is 207 High Point Drive, Victor, New York 14564.
(4)	Consists of Common Shares held directly by Ms. Schmeling.
(5)	Consists of Common Shares held directly by Mr. Hanson.
(6)	Consists of 172,656 Common Shares held directly by Mr. Klein and 1,687,854 options that could be exercised within 60 days of June 30, 2023.
(7)	Consists of Common Shares held directly by Mr. Lazzarato.
(8)	Consists of Common Shares held jointly with Mr. Sabia’s spouse in the James A. Sabia and Brooke M. Sabia Trust.
(9)	Consists of Common Shares held directly by Ms. Yanofsky.
(10)	Consists of 2,992 Common Shares held directly by Ms. Hong and 162,008 options that could be exercised within 60 days of June 30, 2023.
(11)	Consists of options that could be exercised within 60 days of June 30, 2023 by Dr. Gedeon.

LEGAL MATTERS

The validity of the Common Shares offered hereby and certain other Canadian legal matters related to the Common Shares being offered hereby will be passed upon for us by Cassels Brock & Blackwell LLP.

EXPERTS

The consolidated financial statements of Canopy Growth Corporation as of March 31, 2023 and 2022, and for each of the years in the three-year period ended March 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2023, have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm (“KPMG”), incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the March 31, 2023 consolidated financial statements included in the Annual Report contains an explanatory paragraph that states that the Company’s material debt obligations coming due in the short-term, recurring losses from operations and the requirement for additional capital to fund its operations raise substantial doubt about the Company’s ability to continue as a going concern. The 2023 consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report on the effectiveness of internal control over financial reporting as of March 31, 2023, expresses an opinion that Company did not maintain effective internal control over financial reporting as of March 31, 2023 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

•

An ineffective control environment, resulting from a lack of the required number of trained operational and IT personnel with the appropriate skills and knowledge and with appropriate assigned authorities, responsibilities and accountability related to the design, implementation and operating effectiveness of internal control over financial reporting. The control environment material weakness contributed to the following material weaknesses:

•

The accounting for sales recorded by the BioSteel segment, which resulted in material misstatements relating to revenue and trade receivables, particularly with respect to the timing and amount of revenue recognition. Specifically, the Company did not design and maintain effective controls to sufficiently assess the timing, amount and appropriateness of revenue recognition. This included a lack of segregation of duties in the review of customer orders, inadequate controls over the review and approval of sales returns, and inadequate controls relating to revenue recognition policies and procedures. This also contributed to the failure to impair goodwill related to the BioSteel reporting unit on a timely basis as changes in the performance of BioSteel were not identified in a timely manner, and the failure to accurately record the redeemable noncontrolling interest.

•

IT general controls deficiencies that aggregated to a material weakness. These deficiencies specifically related to: (i) logical access management, including untimely periodic access review, access provisioning and modification, removal of user access and change management controls with respect to a payroll system implemented during the year; and (ii) untimely and inconsistent monitoring and oversight of third-party service organizations. Although the Company identified no instances of any adverse effects due to these deficiencies, business processes that depend on the affected information systems or that depend on data from the affected information systems, could be adversely impacted.

The audit report on the effectiveness of internal control over financial reporting as of March 31, 2023, also contains an explanatory paragraph that states that the Company excluded the operations of a certain manufacturing facility (“Acquired Operations”) from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2023. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the effectiveness of internal control over financial reporting of the Acquired Operations.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the Canadian Business Corporations Act (the “CBCA”). Some of our officers and directors, and some of the experts named in this prospectus, are Canadian residents, and many of our assets or the assets of our officers and directors and the experts are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under U.S. federal securities laws could be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.